UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2011

Graymark Healthcare, Inc.
 (Exact name of registrant as specified in its charter)

Oklahoma	001-34171	20-0180812
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Park Avenue, Suite 1350 Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 601-5300

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 20, 2011, Graymark Healthcare, Inc. (the “Company”) completed a public offering (the “Public Offering”) of 6,000,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and warrants to purchase up to 6,000,000 shares of Common Stock (“Warrants”), sold in a combination of one share of Common Stock and one Warrant, at a price to the public of $1.40 per combination. The underwriters also partially exercised their over-allotment option to purchase additional warrants to purchase up to 700,000 shares of the Company’s common stock. The net proceeds to the Company are expected to be approximately $6.9 million, assuming no exercise of the warrants or the underwriter’s over-allotment option and after deducting underwriting commissions and discounts and estimated offering expenses payable by the Company.

As previously reported, on April 1, 2011, the Company received a written notice from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company was not in compliance with NASDAQ Marketplace Rule 5550(b) (the “Rule”), the continued listing standards for primary equity securities on The Nasdaq Capital Market, because its stockholders’ equity was less than $2.5 million at December 31, 2010, and it did not meet the alternative standards of market value of listed securities or net income from continuing operations.

As of the date of this Current Report, the Company believes it has regained compliance with the Rule after giving effect to the consummation of the Public Offering described above. NASDAQ will continue to monitor the Company’s ongoing compliance with the Rule, however, and, if at the time of its next periodic report, the Company does not evidence compliance, it may be subject to delisting. Also, if the Company fails to evidence compliance with the Rule upon the filing of its periodic report for the quarter ending September 30, 2011, the Company may be subject to delisting.

Also as previously reported, on February 4, 2011 the Company was informed by NASDAQ that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of NASDAQ. On June 20, 2011, NASDAQ informed the Company that the closing bid price of the Company’s common stock has been at $1.00 per share or greater for 10 consecutive business days. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	GRAYMARK HEALTHCARE, INC.
Date: June 22, 2011	By:	/s/ Stanton Nelson

Stanton Nelson
Chief Executive Officer